Exhibit 99.2

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Investor Relations:
Corporate Vice President,	Angela Steinway
Finance and Administration	(609) 936-2268
& Chief Financial Officer
(609) 275-0500	angela.steinway@integralife.com

Integra LifeSciences Announces Resolution of Warning Letter Related to Its Plainsboro, NJ,

Manufacturing Facility

Plainsboro, NJ / September 26, 2013 / — Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced that the United States Food and Drug Administration (“FDA”) has informed the Company that it had addressed the violations in the warning letter relating to its Plainsboro, New Jersey manufacturing facility, and that the warning letter had been closed out effective September 24, 2013.

The Plainsboro facility had been operating subject to an FDA Warning Letter dated December 21, 2011, that related to quality systems and compliance issues. After concluding its recent inspection of that facility in August, the FDA determined that the Company’s remediation activities were effective and its quality management system was adequate.

“The successful lifting of the Warning Letter related to our Plainsboro, NJ, manufacturing facility is a measure of the progress we have made toward transforming our quality systems around the Company,” said Peter Arduini, Integra’s President and Chief Executive Officer. “The investments we have made, and will continue to make, are producing results that are fundamental to our long-term goals for the Company .”

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedic extremity surgery, neurosurgery, spine surgery, and reconstructive and general surgery. For more information, please visit www.integralife.com